UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 22, 2007

ARDENT ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-51115	1635240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Kellum Place, Suite 205, Garden City, New York	11530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 739-1017

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On February 22, 2007 the stockholders of Ardent Acquisition Corporation (the “Company” or “Ardent”) voted to approve Ardent’s acquisition of Avantair, Inc. (“Avantair”) pursuant to the Stock Purchase Agreement, dated as of October 2, 2006, as amended on December 15, 2006 (the “Purchase Agreement”), between Ardent and certain stockholders of Avantair, and the Letter Agreement dated October 22, 2006 (the “Letter Agreement”), between Ardent and other stockholders of Avantair. Under the terms of the Purchase Agreement and the Letter Agreement, on February 22, 2007 Ardent issued 6,684,822 shares of its common stock in consideration of all of the outstanding capital stock of Avantair.

In addition, on February 22, 2007, Ardent sold warrants to purchase 200,000 shares of its common stock to John Waters for $0.01 pursuant to Waters’ employment agreement. Also, on February 22, 2007, Ardent issued 200,545 shares of its common stock to EarlyBird Capital as a consulting fee. Ardent has agreed that EarlyBird Capital will have certain demand and “piggy back” registration rights with respect to the shares.

All such shares of Ardent common stock were issued without registration under applicable securities laws pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The shares issued to Avantair’s stockholders were offered to the 18 stockholders of Avantair in a privately negotiated transaction in connection with the acquisition of Avantair. The warrants sold to John Waters and the shares issued to EarlyBird Capital were also offered in privately negotiated transactions in connection with the acquisition of Avantair. No form of general solicitation or general advertising was used to offer or sell these shares or warrants. Each stockholder of Avantair represented that such stockholder is an accredited investor within the meaning of Regulation D under the Securities Act of 1933.

In addition to the shares and warrants described above, Ardent has agreed that the stockholders of Avantair are eligible to receive contingent deferred payments, as follows:

•

At the end of the fiscal year ending June 30, 2007, Ardent will calculate (based on its annual audited consolidated financial statements for such fiscal year) its net income or loss, plus (i) interest expense, (ii) total taxes paid or payable, and (iii) depreciation and amortization expense, all as determined on a consolidated basis in accordance with GAAP (except, for the purposes of this calculation, any revenues generated by Ardent with respect to sales of aircraft (or interests therein) and the associated costs shall be treated as recognized in the fiscal year of sale and not amortized over a period of several years). If this calculated amount, which is sometimes referred to as Cash EBITDA, is greater than $6,000,000 for the fiscal year ending June 30, 2007, Ardent will issue an aggregate of 954,975 shares of its common stock to Avantair’s stockholders.

•

At the end of the fiscal year ending June 30, 2008, Ardent will calculate (based on its annual audited consolidated financial statements for such fiscal year) Cash EBITDA. If Cash EBITDA is greater than $20,000,000 for the fiscal year ending June 30, 2008, Ardent will issue an aggregate of 4,774,873 shares of its common stock to Avantair’s stockholders.

•

If at any time prior to February 23, 2009, the closing trading price on the Over-the-Counter Bulletin Board (or on a national securities market on which Ardent’s common stock is then quoted for trading) of Ardent’s common stock for 20 trading days within any 30 trading day period equals or exceeds $8.50 per share, then Ardent will issue an additional aggregate of 4,774,873 shares of its common stock to Avantair’s stockholders.

The Purchase Agreement and the Letter Agreement have previously been filed as exhibits to Ardent’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on October 4, 2006. The Amendment to the Purchase Agreement has previously been filed as an exhibit to Ardent’s Current Report on Form 8-K filed with the SEC on December 20, 2006.

Item 7.01.	Regulation FD Disclosure.

On February 22, 2007, Ardent issued a press release announcing its acquisition of Avantair which is described above. A copy of the Press Release is attached as Exhibit 99.1 to this Report.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.1	Press Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARDENT ACQUISITION CORPORATION

By:	/s/ Marc H. Klee
Name:	Marc H. Klee
Title:	President and Chief Financial Officer

Date: February 22, 2007